EXHIBIT 23.33

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10/F-4, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc., I, Ricardo Miranda Díaz, P.Eng., Registered Member of the Chilean Mining Commission, Corporate Technical Manager, Yamana Gold Inc., hereby consent to the use of my name in connection with the reference to the mineral reserve estimates for the Ernesto/Pau a Pique Project (for Pau a Pique) and the Gualcamayo Project as at December 31, 2013 (the “Estimates”) and to the inclusion or incorporation by reference of references to and summaries of the Estimates in the Registration Statement.

YAMANA GOLD INC.

By:	/s/ Ricardo Miranda Díaz
Name:	Ricardo Miranda Díaz, P.Eng., Registered Member of the Chilean Mining Commission
Title:	Corporate Technical Manager

October 6, 2014